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                                                                    EXHIBIT 23.1
DELOITTE & TOUCHE LLP <Logo>


June 10, 1996


General Nutrition Companies, Inc.
921 Penn Avenue
Pittsburgh, PA 15222

Dear Sirs:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of General Nutrition Companies, Inc. and subsidiaries for the twelve weeks ended April 27, 1996 and April 29, 1995, as indicated in our report dated May 13, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended April 27, 1996, is incorporated by reference in Registration Statement Nos. 33-58096, 33-68590, 33-93370 and 333-00128 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

Deloitte & Touche LLP